UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant:	☒

Filed by a Party other than the Registrant:	☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
MAIDEN HOLDINGS, LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.

(3)	Filing Party

(4)	Date Filed:

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 28, 2015

Dear Shareholder:

You are cordially invited to attend the 2015 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) of Maiden Holdings, Ltd. (the “Company”), which will be held on Tuesday, April 28, 2015, commencing at 3:00 p.m. (local time), at the Company's offices at Maiden House, 131 Front Street, Hamilton HM12, Bermuda, for the following purposes:

1.	The election of the five directors of Maiden Holdings, Ltd. named in the accompanying Proxy Statement to serve until the 2016 Annual General Meeting of Shareholders;

2.
The authorization of the election of the five directors of Maiden Reinsurance Ltd. (“Maiden Reinsurance”), a wholly owned subsidiary of the Company, named in the accompanying Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Reinsurance;

3.
The authorization of the election of the five directors of Maiden Global Holdings, Ltd. (“Maiden Global Holdings”), a wholly owned subsidiary of the Company, named in the accompanying Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Global Holdings; and

4.
The appointment of BDO USA, LLP as the Company's and BDO LLP as Maiden Global Holdings' independent registered public accounting firm, and Arthur Morris and Company Limited as Maiden Reinsurance's independent public accounting firm, for the 2015 fiscal year.

Our Board of Directors unanimously recommends that you vote “FOR” the nominees in Proposals 1, 2 and 3; and “FOR” Proposal 4.

Holders of record of common shares at the close of business on March 15, 2015, the date fixed by our Board of Directors as the record date for the Meeting, are entitled to notice of and to vote on any matters that properly come before the Annual General Meeting and on any adjournment or postponement thereof. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend. On behalf of the officers, directors and employees of the Company, I would like to express our appreciation for your continued support. I look forward to seeing you at the Annual General Meeting.

By Order of the Board of Directors,

Arturo M. Raschbaum President and Chief Executive Officer
Hamilton, Bermuda
March 31, 2015
YOU ARE URGED TO VOTE BY PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.
Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting To Be Held on April 28, 2015:
The Proxy Statement and Annual Report to security holders are available at www.iproxydirect.com/MHLD

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are furnished to you and other shareholders of Maiden Holdings, Ltd. (“Maiden Holdings,” “Company,” “our,” “us,” or “we”) on behalf of our board of directors (the “Board of Directors”) for use at the 2015 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) to be held at the Company's offices, Maiden House, 131 Front Street, Hamilton HM12, Bermuda, on Tuesday, April 28, 2015, at 3:00 p.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual General Meeting in person.

All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders entitled to vote at the Annual General Meeting on or about March 31, 2015.

Matters to Be Voted Upon

As of March 15, 2015, the only business we expect to be presented at the Annual General Meeting is:

1.	Election of the five directors of Maiden Holdings named in the accompanying Proxy Statement to serve until the 2016 Annual General Meeting of Shareholders;

2.
Authorization of the election of the five directors of Maiden Reinsurance Ltd. (“Maiden Reinsurance”), a wholly owned subsidiary of the Company, named in this Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Reinsurance;

3.
Authorization of the election of the five directors of Maiden Global Holdings, Ltd. (“Maiden Global Holdings”), a wholly owned subsidiary of the Company, named in this Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Global Holdings; and

4.
The appointment of BDO USA, LLP as the Company's and BDO LLP as Maiden Global Holdings' independent registered public accounting firm, and Arthur Morris and Company Limited as Maiden Reinsurance's independent public accounting firm, for the 2015 fiscal year.

Record Date

The Board has fixed the close of business on March 15, 2015 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual General Meeting.

Outstanding Voting Securities

As of the record date, there were 73,280,357 outstanding common shares entitled to one vote per share.

Voting

Only holders of record of common shares at the close of business on March 15, 2015 are entitled to vote at the Annual General Meeting or at any adjournment or postponement of the Meeting. Each common share that you own entitles you to one vote.

If I am a shareholder of record of common shares, how do I vote?

If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual General Meeting in the manner you directed. You may also vote your shares in person at the Annual General Meeting. If you are a shareholder of record, you may request a ballot at the Annual General Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from your bank or broker that must be followed for such bank or broker to vote your shares per your instructions. Your bank or broker will not have discretion to vote uninstructed shares on Proposals 1, 2 and 3. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote on Proposals 1, 2 and 3, no votes will be cast on your behalf with respect to such matter (a “broker non-vote”). Your bank or broker will, however, have discretion to vote uninstructed shares on the appointment of BDO USA, LLP as the independent auditors of the Company, BDO LLP as the independent auditors of Maiden Global Holdings, and Arthur Morris and

Company Limited as the independent auditors of Maiden Reinsurance. Please ensure that you complete the voting instruction card sent by your bank or broker. If your shares are held in street name and you wish to vote in person at the Annual General Meeting, you must obtain a proxy issued in your name from your bank or broker and bring it with you to the Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Corporate Secretary, Maiden Holdings, Ltd., Maiden House, 131 Front Street, Hamilton HM12, Bermuda, by submitting a later-dated proxy by mail or by voting in person at the Annual General Meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

What constitutes a quorum?

Two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of the Company will constitute a quorum for the transaction of business at the Annual General Meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual General Meeting for the purpose of determining the presence of a quorum.

What if a quorum is not represented at the Annual General Meeting?

If within a half hour from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the Meeting is adjourned to a specific date, place and time announced at the Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned Meeting shall be given to each shareholder entitled to attend and vote thereat.

How many votes are required to approve a proposal?

Under our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast “For” and “Against” the proposal by the holders of the common shares of the Company.

How will my shares be voted and how are votes counted?

All common shares represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy.

Election of Directors

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the proxy holders named in the proxy card will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Ratification of Auditors

With regard to the ratification of the appointment of the independent auditors, shareholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting.

Shareholders should specify their choices on the enclosed proxy card. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares represented by a properly submitted proxy will be voted:

(1)	“FOR” the election of the five directors of Maiden Holdings to serve until the 2016 Annual General Meeting;

(2)	“FOR” the election of the five directors of Maiden Reinsurance to serve until the next annual general meeting of the shareholders of Maiden Reinsurance;

(3)	“FOR” the election of the five directors of Maiden Global Holdings to serve until the next annual general meeting of the shareholders of Maiden Global Holdings; and

(4)
“FOR” the appointment of BDO USA, LLP as the Company's and BDO LLP as Maiden Global Holdings' independent registered public accounting firm, and “FOR” the appointment of Arthur Morris and Company Limited as Maiden Reinsurance's independent public accounting firm, for the 2015 fiscal year.

In connection with any other business that may properly come before the Annual General Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted for you in the discretion of the proxy holders named in the proxy card.

A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not constitute, in itself, revocation of a proxy. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

May I see a list of shareholders entitled to vote as of the record date?

A list of registered shareholders as of the close of business on March 15, 2015 will be available for examination by any shareholder during normal business hours through April 27, 2015, at the principal executive offices of the Company, at Maiden House, 131 Front Street, Hamilton HM12, Bermuda.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares. Ownership percentages are based on 73,280,357 common shares outstanding as of March 15, 2015. We refer to Barry Zyskind, Michael Karfunkel and George Karfunkel as our “Founding Shareholders” in this Proxy Statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind c/o Maiden Holdings, Ltd. 131 Front Street, Hamilton HM12 Bermuda	3,724,292	(1)	5.1%
Michael Karfunkel c/o Maiden Holdings, Ltd. 131 Front Street, Hamilton HM12 Bermuda	4,492,130	(2)	6.1%
George Karfunkel c/o Maiden Holdings, Ltd. 131 Front Street, Hamilton HM12 Bermuda	6,797,030	(3)	9.3%
Leah Karfunkel c/o Maiden Holdings, Ltd. 131 Front Street, Hamilton HM12 Bermuda	5,500,470	(4)	7.5%
Boston Partners One Beacon Street Boston, MA 02108	4,490,341	(5)	6.1%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road, Austin, TX 78746	4,433,108	(6)	6.0%
BlackRock Inc. 55 East 52nd Street New York, NY 10022	4,561,877	(7)	6.2%
Goldman Sachs Asset Management, L.P. 200 West Street New York, NY 10082	3,888,490	(8)	5.3%

(1)
Based on Form 4 filed with the Securities and Exchange Commission ("SEC") on January 5, 2015. Includes 250,000 shares held by Teferes Foundation, a charitable foundation organized by Mr. Zyskind. Mr. Zyskind does not have a beneficial interest in the shares held by Teferes Foundation, and therefore, disclaims beneficial ownership of these common shares. Mr. Zyskind holds 220,000 of these common shares as a custodian for his children under the Uniform Transfers to Minors Act.

(2)
Based on Amendment No. 3 to Schedule 13D filed with the SEC on December 31, 2012, Michael Karfunkel beneficially owns 600,000 common shares held directly. Michael Karfunkel disclaims beneficial ownership of the 3,892,130 common shares that he holds indirectly as a trustee of the Hod Foundation, a charitable foundation organized by Michael Karfunkel.

(3)
Based on Amendment No. 1 to Schedule 13D filed with the SEC on September 23, 2010, George Karfunkel beneficially owns 6,055,577 common shares as follows: (i) 2,458,547 common shares held directly by George Karfunkel; and (ii) 3,597,030 common shares held in equal parts indirectly by the George Karfunkel 2007 Grantor Retained Annuity Trust #1 and the George Karfunkel 2007 Grantor Retained Annuity Trust #2, each of which George Karfunkel is a beneficiary. George Karfunkel disclaims beneficial ownership of the 741,453 common shares that he holds indirectly as a trustee of the Chesed Foundation, a charitable foundation organized by George Karfunkel.

(4)
Based on Amendment No. 3 to Schedule 13D of Michael Karfunkel filed with the SEC on December 31, 2012, Leah Karfunkel beneficially owns 5,500,470 common shares held indirectly as a trustee of the Michael Karfunkel 2005 Grantor Retained Annuity Trust. Leah Karfunkel is the wife of Michael Karfunkel.

(5)	Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2015.

(6)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 5, 2015.

(7)	Based on Schedule 13G filed with the SEC on February 2, 2015.

(8)	Based on Schedule 13G filed with the SEC on February 11, 2015.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares by each director, by our executive officers named in the Summary Compensation Table below and by all our directors and executive officers as a group as of March 15, 2015. For purposes of the table below, common shares subject to options which are currently exercisable or exercisable within 60 days of March 15, 2015 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner**	Amount & Nature of Beneficial Ownership		Percent of Class(1)
Barry D. Zyskind	3,724,292	(2)	5.0%
Arturo M. Raschbaum	1,317,238	(3)	1.8%
Karen L. Schmitt	293,738	(4)	*
Patrick J. Haveron	94,706	(5)	*
Thomas H. Highet	22,862	(6)	*
Lawrence F. Metz	75,747	(7)	*
Simcha G. Lyons	84,505	(8)	*
Raymond M. Neff	273,000	(8)	*
Yehuda L. Neuberger	113,000	(9)	*
Steven H. Nigro	31,000	(10)	*
All executive officers and directors as a group (10 persons)	6,030,088		8.1%

*	Less than one percent.

**	The address of each beneficial owner listed in the table is c/o Maiden Holdings, Ltd., 131 Front Street, Hamilton HM12, Bermuda.

(1)	Based on 73,280,357 common shares outstanding at March 15, 2015 plus shares that the beneficial owner has the right to acquire within 60 days of March 15, 2015 upon exercise of share options.

(2)
Includes 250,000 shares held by Teferes Foundation, a charitable foundation organized by Mr. Zyskind. Mr. Zyskind does not have a beneficial interest in the shares held by Teferes Foundation, and therefore disclaims beneficial ownership of these common shares. Mr. Zyskind holds 220,000 of these common shares as a custodian for his children under the Uniform Transfers to Minors Act.

(3)
The amount shown above includes vested options to acquire 969,513 common shares granted on November 12, 2008, November 12, 2009 and November 12, 2010. It does not include 49,901, 23,433, and 21,598 restricted share units which vest into common shares in February 2016, 23,432 and 21,598 restricted share units which vest into common shares in February 2017 and 21,599 restricted share units which vest into common shares in February 2018.

(4)
The amount shown above includes vested options to acquire 110,200 common shares granted on February 24, 2009 and March 4, 2010. Also includes 3,422 restricted shares which vest on January 1, 2016. Also includes 15,190 restricted shares issued on February 17, 2015 of which one-third vest on the first anniversary, one-third vest on the second anniversary and one-third vest on the third anniversary.

(5)
The amount shown above includes vested options to acquire 40,000 common shares granted to Mr. Haveron on March 4, 2010. Also includes 2,416 restricted shares which vest on January 1, 2016. Also includes 9,488 restricted shares issued on February 17, 2015 of which one-third vest on the first anniversary, one-third vest on the second anniversary and one-third vest on the third anniversary.

(6)	The amount shown above includes vested options to acquire 938 common shares granted on March 4, 2010. Also includes 1,612 restricted shares which vest on January 1, 2016.

(7)	The amount shown above includes vested options to acquire 60,000 common shares granted on June 1, 2009 and March 4, 2010. Also includes 1,499 restricted shares which vest on January 1, 2016.

(8)
The amount shown above includes vested options to acquire 48,000 common shares granted on June 26, 2007, June 26, 2008, June 1, 2009, June 1, 2010, June 1, 2011, June 1, 2012 and June 1, 2013. Excludes an option to acquire 6,000 common shares granted on June 1, 2014, which options will vest on the first anniversary of the date of grant.

(9)
The amount shown above includes vested options to acquire 48,000 common shares granted on January 8, 2008, June 26, 2008, June 1, 2009, June 1, 2010, June 1, 2011, June 1, 2012 and June 1, 2013. Excludes an option to acquire 6,000 common shares granted on June 1, 2014, which options will vest on the first anniversary of the date of grant.

(10)
The amount shown above includes vested options to acquire 30,000 common shares granted on June 26, 2007, June 1, 2011, June 1, 2012 and June 1, 2013. Excludes an option to acquire 6,000 common shares granted on June 1, 2014, which options shall vest on the first anniversary of the date of grant.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors. These five directors will be elected at the Annual General Meeting, each to serve for a one-year term until the 2016 Annual General Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Barry D. Zyskind, Simcha G. Lyons, Raymond M. Neff, Yehuda L. Neuberger and Steven H. Nigro for election as directors at the Annual General Meeting. Proxies cannot be voted for more than five director nominees.

Each of the five director nominees is standing for re-election to the Board of Directors and has consented to serve for a new term. Unless you otherwise indicate, proxies that we receive will be voted in favor of the election of the director nominees. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but if any nominee becomes unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES BELOW.

Information About the Nominees

Barry D. Zyskind, 43, has served as non-executive Chairman of our Board of Directors since June 2007 and is a Founding Shareholder of the Company. Since 1998, Mr. Zyskind has served as the President, Chief Executive Officer and director of AmTrust Financial Services, Inc. (“AmTrust”), a publicly-traded multinational property and casualty insurer specializing in commercial lines coverage for small to mid-size businesses. Mr. Zyskind is also a director of several of AmTrust's wholly owned subsidiaries. Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott LLC in New York. Mr. Zyskind holds an M.B.A. from New York University's Stern School of Business. Mr. Zyskind is the son-in-law of Michael Karfunkel, who is a major shareholder of the Company and the non-executive chairman of the board of directors of AmTrust and the chairman of the board of directors and chief executive officer of National General Holding Corporation (“NGHC”), a holding company of the former GMAC Insurance personal lines companies. Mr. Zyskind has been a director of NGHC since 2013.

In selecting Mr. Zyskind as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Zyskind's outside board service and business activities, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise and his knowledge of the insurance industry.

Simcha G. Lyons, 68, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee. Since 2005, Mr. Lyons has served as a senior advisor to the Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm that was founded by the former Attorney General of the United States, John Ashcroft. In addition, Mr. Lyons has been the chairman of Lyons Global Insurance Services, LLC since 2009. Since 2003, he has also served as chairman of Lyons Global Advisors Ltd., a political consulting firm. Prior to 2002, Mr. Lyons was Vice-Chairman of Raskas Foods of St. Louis, Missouri, a family owned business that manufactured cream cheese, sour cream and blue cheese products for the supermarket industry, the food service industry and the food processing industry.

In selecting Mr. Lyons as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Lyons’s outside business activities, including his extensive understanding of governmental and legal affairs and significant executive and finance experience.

Raymond M. Neff, 73, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 1999, Mr. Neff has served as President of Neff & Associates, Inc. and Insurance Home Office Services, LLC. He previously worked at the FCCI Insurance Group from 1986 to 1999, most recently as President and Chief Executive Officer from 1987 to 1999. He was previously Chairman of the Board of the Florida Workers' Compensation Joint Underwriting Association. Mr. Neff has held various positions at the Department of Labor and Employment Security and the Department of Insurance for the State of Florida. Mr. Neff previously worked at an insurance consulting group, a multi-line insurance agency and the Department of Insurance for the State of Michigan. Mr. Neff holds a B.S. in Mathematics and Accounting from Central Michigan University and an M.A. in Actuarial Science from the University of Michigan. Mr. Neff is a Member of the American Academy of Actuaries and an Associate of the Society of Actuaries.

In selecting Mr. Neff as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Neff's deep understanding of the insurance industry, as well as his business activities and significant executive and finance experience.

Yehuda L. Neuberger, 38, has been a member of our Board of Directors since January 2008. Mr. Neuberger is a private equity investor, investing across a broad spectrum of companies. Mr. Neuberger also serves in a leadership and board capacity with numerous, large not-for-profit organizations. Between December 2001 and December 2013, Mr. Neuberger held various senior leadership positions (including Executive Vice President and Director) at American Stock Transfer & Trust Company, LLC. Prior to joining American Stock Transfer, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr.

Neuberger holds a B.S. from Johns Hopkins University and a J.D. from Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a major shareholder of the Company, as well as a major shareholder and a director of AmTrust.

In selecting Mr. Neuberger as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Neuberger's business activities and significant executive and finance knowledge. In addition, our Nominating and Corporate Governance Committee and Board of Directors values Mr. Neuberger's extensive experience as a lawyer and as a director of other companies.

Steven H. Nigro, 55, has been a member of our Board of Directors since July 2007, and he currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Nigro has over 25 years of experience in financial services and specializes in corporate and structured finance in the insurance industry. In September 2012, Mr. Nigro became the Managing Partner of TAG Financial Institutions Group, an affiliate of The Alberleen Group. From 2011 to 2012, Mr. Nigro was the Managing Director and head of the Financial Services practice at Allegiance Capital Corporation. Prior to joining Allegiance, Mr. Nigro co-founded Pfife Hudson Group in 2005, an investment bank specializing in corporate finance, structured finance and asset management with a specialty in the insurance industry. Mr. Nigro previously served as a managing director at Rhodes Financial Group, LLC and Hales & Company, both financial advisory firms catering exclusively to the insurance industry. Prior to joining Hales & Company, he was Chief Financial Officer and Treasurer of Tower Group, Inc., an insurance holding company, where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York. Mr. Nigro holds a B.A. from SUNY - Albany.

In selecting Mr. Nigro as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Nigro's extensive experience in the finance sector and his deep understanding of the insurance industry. Mr. Nigro's experience as a certified public accountant and an investment banker specializing in the insurance industry is valuable to our Nominating and Corporate Governance Committee and Board of Directors.

CORPORATE GOVERNANCE

Board Independence

Messrs. Lyons, Neff and Nigro are “independent directors” under the rules of the NASDAQ Global Select Market ("NASDAQ") and the New York Stock Exchange ("NYSE"). NASDAQ and the NYSE rules require that a majority of the Board of Directors be independent, and we are in compliance with this requirement. The independent directors held separate executive sessions without senior management on at least four occasions in 2014, and neither the chairman, chief executive officer (the "CEO") nor any member of management, at any level, attended any of the executive sessions of the independent directors.

Board Meetings and Committees; Attendance at Annual General Meeting

The Board of Directors held four meetings in 2014. Each director attended at least 75% of the aggregate of the total number of meetings held in 2014 of the Board and any committee on which he served. Michael Karfunkel and George Karfunkel, two of our Founding Shareholders, have non-voting observer rights with respect to the Board of Directors. All directors are expected to make every effort to attend the 2015 Annual General Meeting, and each director attended the 2014 Annual General Meeting.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors within the meaning of the rules of NASDAQ and NYSE.

Audit Committee

We have a separately-designated standing Audit Committee. The Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, performance of our independent auditors and our internal audit function, the establishment and maintenance of proper internal accounting controls and procedures, the treatment of employees' concerns regarding accounting and auditing matters as reported to our whistleblower hotline, and our compliance with legal and regulatory requirements. The Audit Committee's responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review and approve all related party transactions, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;

•	review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;

•
establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

•
review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;

•	assist the Enterprise Risk Management Committee in its responsibility for oversight of risk management, including cybersecurity;

•
obtain reports from our management and internal auditors that we and our subsidiaries are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our Board of Directors about these matters; and

•	monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provides updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of Maiden and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Mr. Neff is the chairman of our Audit Committee and the other members are Messrs. Lyons and Nigro. All the members of the Audit Committee are independent both under SEC rules and as that term is defined in the listing standards of NASDAQ and NYSE. The Board of Directors has determined that Messrs. Lyons, Neff and Nigro are “audit committee financial experts.”

The Audit Committee has adopted a charter, which is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

During 2014, the Audit Committee met four times.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Maiden Holdings, Ltd. with management and the independent auditors for the year ended December 31, 2014. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3526 regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors' independence. The independent auditors and the Company's internal auditors had full access to the Audit Committee, including meetings without management present as needed.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 13, 2015.
Raymond M. Neff, Chairman
Simcha G. Lyons
Steven H. Nigro

Compensation Committee

The Compensation Committee’s responsibilities include, among other responsibilities:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers;

•
evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board of Directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;

•	reviewing all related party transactions involving compensatory matters

•
establishing and administering equity-based compensation under the Amended and Restated 2007 Share Incentive Plan (the “Plan”) and any other incentive plans and approving all grants made pursuant to such plans; and

•	making recommendations to our Board of Directors regarding non-employee director compensation and any equity-based compensation plans.

Please refer to the Compensation Discussion and Analysis within this Proxy Statement for additional discussion of our policies and procedures for determining and establishing executive compensation.

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Lyons. All the members of the Compensation Committee are independent both under SEC rules and as that term is defined in the listing standards of NASDAQ and NYSE.

The Compensation Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

The Compensation Committee's independent compensation consultant is Mercer. Mercer is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or fire Mercer and to approve fee arrangements for work performed. Mercer assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for executive officers, compensation program design and market practices generally. The Compensation Committee has authorized Mercer to interact with management on behalf of the Compensation Committee, as needed in connection with advising the Compensation Committee. It is the Compensation Committee's policy that the Chairman of the Compensation Committee or the full Compensation Committee pre-approve any additional services provided to management by our independent compensation consultant. In fiscal year 2014, Mercer only did work for the Compensation Committee or its senior management designee. The Compensation Committee has assessed the independence of Mercer pursuant to SEC rules and concluded that Mercer's work for the Compensation Committee does not raise any conflict of interest.

During 2014, the Compensation Committee met three times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities with respect to assisting our Board of Directors include, among other responsibilities:

•	establishing the criteria for membership on our Board of Directors and certain subsidiaries;

•	reviewing periodically the structure, size and composition of our Board of Directors and making recommendations to the board as to any necessary adjustments;

•	identifying individuals qualified to become directors for recommendation to our Board of Directors;

•	identifying and recommending for appointment to our Board of Directors, directors qualified to fill vacancies on any committee of our Board of Directors;

•
having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;

•
considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our Code of Business Conduct and Ethics, as well as recommending to the board any modifications thereto;

•	considering questions of actual or possible conflicts of interest, including related party transactions, of members of our Board of Directors and of senior executives of our Company;

•	developing and recommending to our Board of Directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and

•	exercising oversight of the evaluation of the board, its committees and management.

Mr. Lyons is the chairman of our Nominating and Corporate Governance Committee and the other members are Messrs. Neff and Nigro. All the members of the Nominating and Corporate Governance Committee are independent both under SEC rules and as that term is defined in the listing standards of NASDAQ and NYSE.

In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. The Nominating and Corporate Governance Committee interprets diversity to include viewpoints, background, expertise, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that the commitment of the Board and the Committee to diversity is demonstrated by the current structure of the Board and the varied skills sets of our directors. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate's personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate's chosen field. Each candidate should be prepared to participate fully in Board of Directors activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee's judgment, interfere with or limit such candidate's ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at Board of Directors and committee meetings and participation in and contributions to the activities of our Board of Directors.

The Nominating and Corporate Governance Committee considers recommendations for director candidates submitted by shareholders. In order for an individual recommended by a shareholder to be eligible for election as a director and considered by the Nominating and Corporate Governance Committee for the 2016 Annual General Meeting of Shareholders, the Corporate Secretary must receive the shareholder's recommendation not earlier than December 30, 2015, nor later than January 29, 2016, as required by our bye-laws.

A shareholder recommending an individual for election as a director must provide the Nominating and Corporate Governance Committee with the candidate's name, age, principal occupation or employment, background and relationship with the proposing shareholder, share ownership, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Shareholders should send the required information to the Corporate Secretary, Maiden House, 131 Front Street, Hamilton HM12, Bermuda. The Nominating and Corporate Governance Committee may require further information. Such recommendations must be sent via registered, certified or express mail (or other means that allow the shareholder to determine when the recommendation was received by us). The Corporate Secretary will send any shareholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

On February 16, 2015, the Nominating and Corporate Governance Committee agreed to recommend the present five directors for re-nomination to the Board as well as to maintain the present composition of the various committees of the Board. The Nominating and Corporate Governance Committee further agreed to recommend five directors of Maiden Reinsurance and five directors of Maiden Global Holdings for nomination.

The Nominating and Corporate Governance Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

During 2014, the Nominating and Corporate Governance Committee met one time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing to the Corporate Secretary, Maiden Holdings, Ltd., Maiden House, 131 Front Street, Hamilton HM12 Bermuda. A copy of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.

Communications with the Board of Directors and Audit Committee

Shareholders and other interested parties may communicate with members of the Board of Directors (either individually or as a body) by addressing the correspondence to that individual or body to The Board of Directors, c/o Chief Financial Officer, Maiden Holdings, Ltd., Maiden House, 131 Front Street, Hamilton HM12, Bermuda or by calling (441) 298-4900.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that from January 1, 2014 to December 31, 2014 all Section 16(a) filing requirements applicable to its Reporting Persons were complied with in a timely manner.

Risk Management Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established an Enterprise Risk Management Committee (the “ERMC”) which consists of members of the Company's executive management. The members of the ERMC include senior executives in the finance, legal and internal audit departments, including our Chief Executive Officer, Chief Financial Officer, presidents of our major subsidiaries, and General Counsel. It also includes senior executives from our other main operating subsidiaries in Bermuda, the United States and Europe. The ERMC oversees the Company's framework for the identification, assessment, measurement, and reporting of and management exposure to the Company's risk on an enterprise-wide basis. Our Audit Committee receives a quarterly enterprise risk management overview from executive management, which includes updates on areas including operational/strategic risk, financial risk, legal/compliance risk, and emerging risks.

The Audit Committee assists the ERMC in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures and the steps management has taken to monitor and control such risks, and discusses with our independent auditor the policies governing the process by which senior management and the various units of the Company assess and manage our financial risk exposure and operational/strategic risk.

The Company has separated the positions of Chief Executive Officer and Chairman of the Board. This separation enhances Board administration and communication, allows for consistent Board leadership and allows the Chief Executive Officer to focus on managing the Company.

Risks Related to Compensation Practices and Policies

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee assessed the Company's compensation and benefits programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability of payout. Rather, we support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our Company's ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers as of the date of this Proxy Statement:

Name	Age	Position(s)
Arturo M. Raschbaum	59	President and Chief Executive Officer
Karen L. Schmitt	56	Executive Vice President and Chief Financial Officer
Patrick J. Haveron	53	Executive Vice President and President of Maiden Reinsurance Ltd.
Thomas H. Highet	55	President of Maiden Reinsurance North America, Inc.
Lawrence F. Metz	42	Senior Vice President, General Counsel and Secretary

Set forth below are descriptions of the backgrounds of each of our executive officers.

Arturo M. Raschbaum, President and Chief Executive Officer, has served in that role since November 2008. Mr. Raschbaum also has been a director of Maiden Reinsurance since 2009 and a director of Maiden Global Holdings since 2010. Mr. Raschbaum is also a director of several of our other wholly owned subsidiaries. From 1994 to 2008, Mr. Raschbaum held several leadership positions with GMAC Insurance Holdings, including president of GMAC Insurance and president of GMAC RE and its predecessors. Mr. Raschbaum holds a B.B.A. from the University of Texas at El Paso and attended the Stanford University Executive Program. Mr. Raschbaum services on the board of governors of the Property Casualty Insurers Association of America, and also serves on the Board of Advisors of the RAND Institute for Civil Justice.

Karen L. Schmitt, Executive Vice President and Chief Financial Officer, has served in those roles since May 2014, and previously served as President of Maiden Reinsurance North America, Inc. and Maiden Specialty Insurance Company from 2009 to 2014. Ms. Schmitt is also a director of several of our wholly owned subsidiaries. From 1999 to 2008, Ms. Schmitt served in various capacities at GMAC RE, including most recently as Chief Operating Officer. Prior to 1999, Ms. Schmitt held positions as Chief Actuary and Senior Vice President at TIG Holdings, Vice President of American Reinsurance, and various positions at Prudential Property and Casualty. Ms. Schmitt holds an M.B.A from the Wharton School of the University of Pennsylvania and a B.S. in Actuarial Science from Lebanon Valley College. She is a Fellow of both the Casualty Actuarial Society (FCAS) and the Canadian Institute of Actuaries (FCIA), a Member of the American Academy of Actuaries (MAAA), a Chartered Enterprise Risk Analyst (CERA), and a Chartered Financial Consultant (ChFC).

Patrick J. Haveron, Executive Vice President, has served in that role since November 2009, and as President of Maiden Reinsurance since February 2014. Mr. Haveron also has been a director of Maiden Global Holdings since 2010. From 2004 to 2009, Mr. Haveron was President and Chief Executive Officer of Preserver Group, Inc., a publicly-traded property and casualty insurer, after having served in a variety of financial and executive leadership roles since 1988. Mr. Haveron was also Senior Vice President and Chief Operating Officer of Tower Group, Inc., a publicly-traded property and casualty insurer, from 2007 to 2009 after its acquisition of Preserver in 2007. Mr. Haveron has previously served on the board of governors of the Property Casualty Insurers Association of America, and holds a B.S. from the University of Scranton.

Thomas H. Highet, President of Maiden Reinsurance North America, Inc., has served in that role since May 2014 and previously served as its Executive Vice President. Mr. Highet, who joined Maiden Re Insurance Services, LLC ("Maiden Re") (formerly GMAC RE) in 1988, has over 30 years of reinsurance experience. He previously held positions with PMA Re, Metropolitan Re and AFIA. Mr. Highet graduated from Stevens Institute of Technology with a Bachelor of Science. He is an Associate of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Lawrence F. Metz, Senior Vice President, General Counsel and Secretary, has served in that role since June 2009. Mr. Metz also has been a director of Maiden Reinsurance since 2010 and a director of Maiden Global Holdings since 2010. Mr. Metz is also a director of several of our wholly owned U.S. subsidiaries. From 2007 to 2009, Mr. Metz served as Vice President, General Counsel - US Operations and Assistant Secretary of AmTrust. From 2004 to 2007, Mr. Metz served as Vice President, General Counsel and Secretary of a publicly-traded provider of information management and business process optimization solutions. Mr. Metz holds a B.S. from the University of Wisconsin - Madison and a J.D. from Fordham University School of Law, and is a member of the Bar of the Supreme Court of the United States, the New Jersey State Bar Association and the New York State Bar Association. Mr. Metz serves on the Board of Advisors of the RAND Center for Corporate Ethics and Governance.

COMPENSATION DISCUSSION AND ANALYSIS

The material elements of our compensation philosophy, strategy and plans are discussed below. The Compensation Committee is responsible for establishing, implementing and monitoring our compensation programs, philosophy and objectives.

Overview

The objectives of our executive compensation policy will be to retain those executives whom we believe will be essential to our growth, to attract other talented and dedicated executives and to motivate each of our executives to develop our overall profitability. To achieve these goals, we intend to offer each executive an overall compensation package that is competitive, and a substantial portion of which will be tied to the achievement of specific performance objectives. Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of share options, restricted share and restricted share unit awards.

The Company, and separately the Compensation Committee, utilized industry competitive executive compensation data provided by our compensation consultant, Mercer, and the reinsurance industry surveys of Towers Watson Data Services, Property and Casualty Reinsurance Compensation Survey and the PWC Bermuda International Business Compensation Survey for the Insurance and Reinsurance Industry to analyze the competitive compensation elements of base salary, long term and annual incentives, total direct compensation and Bermuda benefits for our named executive officers and other company executives. Mr. Raschbaum is involved in making recommendations to the Compensation Committee regarding the compensation arrangements for other executives. The above factors all directly assisted the Compensation Committee to determine fair compensation for the CEO and the other named executive officers.

We have entered into employment agreements with each of our named executive officers.

Executive Compensation

We believe that the Company's compensation packages provide a reasonable arrangement of pay elements that align executive incentives with the creation of shareholder value, and bonuses and share-based awards that are dependent on, and strictly tied to, the Company's performance and paid upon the achievement of business goals and key business metrics. Our executive compensation policy includes the following fixed and variable elements:

Fixed Compensation

Salary.  The base salaries provided to our named executive officers are designed to deliver an annual salary at a level consistent with individual experience, skills and contributions to the Company, and are consistent with levels paid by direct and indirect competitors in the reinsurance marketplace. The Compensation Committee generally establishes executive officer base salaries at base compensation levels consistent with benchmark compensation levels for executives with similar job responsibilities at select peer group companies as reported by independent compensation surveys. The annual base salary of each of the named executive officers is set in each of their employment agreements and is reviewed on an annual basis. The Compensation Committee determines the CEO's compensation after consultation with each director on the Board of Directors as well as the Company's outside compensation consultant, and reviews the recommendations of the CEO concerning the compensation of the other named executive officers and makes determinations with respect thereto. In February 2015, the Compensation Committee chose to maintain the base salary of each of the executive officers except for Mr. Metz ($392,438 to $419,909), whose salary was increased to bring him in line with other similarly situated executives per our benchmarking research.

Benefits.  The Company seeks to provide benefit plans, such as health and welfare programs to provide life insurance, 401(k), health and disability benefits to our employees, in line with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The named executive officers are eligible for the same benefit plans provided to all other employees local to the entity in which they operate.

The Company provides certain of our named executive officers with other benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. These benefits are specified in our named executive officers' employment agreements. Many of these benefits relate to those executives, such as Mr. Raschbaum, Ms. Schmitt and Mr. Haveron, who reside and/or work in Bermuda and are typical of such benefits provided to expatriates in Bermuda. Examples of these benefits for Bermuda-based expatriates include housing, commuting and tax gross up allowances. These benefits are described under “Summary Compensation Table” and “Employment Agreements” below.

Variable Compensation

Summary of Bonus Determinations.  At the beginning of each year, our Compensation Committee sets an aggregate target bonus pool for all employees for the upcoming year, which constitutes the sum of the individual bonuses at target performance for each employee. Individual bonus targets for named executive officers are set by the Compensation Committee and reflect both the judgments of the Compensation Committee and their review of industry benchmarks, as well as the recommendation of the CEO. For the balance of eligible employees, these targets are established by management using similar benchmarking along with management judgment. The Compensation Committee also sets targets for each of the key company performance metrics that will guide its determination of what percentage of the aggregate target bonus pool it will fund at the end of the year, which ranges from 0% to 200% of the aggregate target depending upon results. The Compensation Committee retains discretion to adjust the performance metrics at the end of the year based on developments in the industry and at the Company. After the year is completed, the Compensation Committee determines the aggregate size of the Company's bonus pool for the preceding year based on the Company's performance, and then determines the manner in which the pool will be distributed and granted to the named executive officers, based on the methodology described below, which includes discretion to recognize subjective elements of individual performance and contributions.

Our bonus policy awards each named executive officer (except for the chief executive officer whose bonus is determined as described below) for his or her individual contribution to our profits for the fiscal year via our annual incentive plan (“AIP”). The AIP targets are determined by the Compensation Committee and reward the achievement of certain objective measurable company-wide performance metrics and preset individual performance metrics, which the Compensation Committee maintains complete discretion to adjust. We believe that the policy of paying a bonus helps us attract qualified employees and provides an additional incentive for individuals to join our Company.

Upon recommendation of the CEO of individual performance, the Compensation Committee considered the following specific factors, among others, when considering the annual incentive awards to the non-CEO named executive officers:

The Compensation Committee determined that Ms. Schmitt contributed to the Company by, among other reasons, effectively transitioning to the role of CFO and effectively assuming holding company financial management and oversight, negotiating quota share in support of business development initiatives, actively supporting new president of Maiden US to transition to increased responsibilities, and actively supporting key business initiatives.

The Compensation Committee determined that Mr. Haveron contributed to the Company by, among other reasons, strengthening Maiden Reinsurance's technical infrastructure, developing and beginning implementation of strategy for international expansion, leading technical team to strengthen active diligence of key clients, and effectively assuming responsibilities for leadership of Maiden Reinsurance.

The Compensation Committee determined that Mr. Highet contributed to the Company by, among other reasons, effectively assuming new leadership responsibilities at Maiden US, expanding Maiden US underwriting portfolio, developing and implementing umbrella product initiative, and initiating capital solutions activity in conjunction with business development leader.

The Compensation Committee determined that Mr. Metz contributed to the Company by, among other reasons, effective management and oversight of legal and regulatory compliance activities, expansion of leadership role to include oversight of Human Resources activities, actively supporting key business development initiatives, and effectively managing key litigation.

CEO annual incentive award.  The Compensation Committee determined that the CEO's target bonus would be contingent on the achievement of objective and subjective standards based on objective Company performance metrics and the subjective assessment of the Compensation Committee regarding the CEO's critical management and leadership accomplishments. For 2014, the Compensation Committee considered as the subjective standards the CEO's effectiveness in developing and implementing:

•the Maiden business strategy;

•record annual earnings;

•reduction in operating expense ratio;

•continued enhancement of an effective risk management framework for the Company; and

•an effective working relationship with the Board of Directors and shareholders.

The Compensation Committee had previously received a top level benchmarking analysis of CEO compensation from its outside compensation consultant, focusing in particular on other Bermuda reinsurance companies. Such analysis concluded that Mr. Raschbaum's compensation was within the range of cash compensation of similarly situated CEOs. As a result of the foregoing accomplishments in 2014, Mr. Raschbaum, who was targeted to receive 100% of his base compensation, was granted a cash incentive grant of 100% of his base compensation by the Committee, or $1,000,000, and a restricted share unit award of $900,000.

Annual incentive pool.  The annual incentive pool ("AIP") is designed to reward our employees, including our non-CEO named executive officers, based on achieving targets in the four performance areas:

•targeted operating return on equity;

•achievement of combined ratio objectives;

•growth in written premium; and

•controlling expenses.

All of our employees are eligible to earn annual incentive compensation. Our annual incentive compensation is normally paid in February or March for the prior year's performance, and approval by the Compensation Committee is required. An aggregate bonus pool target is established each year, based on the sum of all of the individual employee target bonus amounts. Employee targeted bonus amounts are determined by the employee's position and benchmarked with other reinsurance companies' positions based on information from various independent annual surveys and services.

The actual amount of the annual incentive pool is at the complete discretion of the Compensation Committee and was based in fiscal year 2014 on achieving the following performance metrics: operating return on beginning common equity (40% of the annual incentive calculation); combined ratio target (30%); revenue growth (20%); and operating expense targets (10%). The Compensation Committee maintains complete discretion to modify the performance metrics based on developments in the industry, in the market and the Company during the year. Generally at a performance level of 75% of the target performance metrics, 50% of the targeted annual incentive pool would be awarded. Generally for performance levels below the 75% performance level, no annual incentive compensation would be paid. Generally for performance levels at 150% and above target performance, the annual incentive bonus pool would be capped at 200% of the targeted annual incentive pool.

Operating return on beginning common equity.  Operating return on beginning common equity ("OROE") as a measure of performance is highly correlated to market value and ultimately the creation of shareholder value. As a measurement, it is a proxy for the relationship between net income and the book value of the Company. The Compensation Committee in consultation with the CEO establishes annual bonus target levels that are consistent with the objective of ultimately achieving a medium term goal of 15% annual OROE.

Combined ratio.  Underwriting profit is a critical component of operating performance and the combined ratio reflects the margin by which insurance earned revenues exceed operating costs and reinsured losses. The Company utilizes this metric to evaluate its underwriting effectiveness on a contract and aggregate portfolio basis. This metric is also measured at the underwriting team level and ultimately impacts individual compensation. For Maiden, the group’s ultimate target metric is a 96% or lower combined ratio.

Revenue growth rate.  While the reinsurance sector is a mature market with pronounced underwriting cycles that reflect the competitive nature of the market, over time, our Board of Directors and our Compensation Committee believe that the Company's competitive advantages should enable the Company to grow at a level in excess of the broader industry growth trends. While this metric is an important measure of the effectiveness of the Company's business model and market acceptance, it receives a significantly lower weighting than OROE and combined ratio in recognition of the fact that in a cyclically mature market, competition in the reinsurance sector may at times reach a level where growth opportunities at acceptable margins are limited.

Operating expense.  Reflecting the mature market dynamics of the reinsurance sector, a critical element of Maiden's business model is operating efficiency. We target the maintenance of operating expense relativities (operating expenses measured against net earned premium) within the most efficient quartile among industry participants of operating efficiency on an annual basis. Our Board of Directors and Compensation Committee believe that loss costs being equal, the relative operational efficiency of our Company can further differentiate it in both profit margin and cost competitiveness. The Compensation Committee establishes this metric on an annual basis based on the business plan developed by management.

The AIP performance targets for the 2014 fiscal year, adopted by the Compensation Committee in February 2014, were a 12.85% OROE, 97.25% combined ratio, 10% revenue growth and an achievement of targeted operating expense levels of 3.0%. The following chart compares the target and the actual figures attained by the Company and the resulting percentage of business performance versus the AIP metrics:

Business Performance Metric	Weight	2014 Target	2014 Actual as % of Target	2014 Calculated Payout
OROE	40.00%	12.85%	103.21%	106.43%
Combined Ratio	30.00%	97.25%	72.73%	81.25%
Revenue Growth*	20.00%	10.00%	172.60%	200.00%
Operating Expenses	10.00%	3.00%	107.91%	115.83%
Total	100.00%			118.50%

*	Revenue growth calculation based on (2014 total net premiums written minus 2013 total net premiums written)/2013 total net premiums written.

Based on the Company's performance achieved, the aggregate bonus pool calculated to 118.5%. The aggregate bonus pool maximum target (not including the CEO) established for the 2014 fiscal year was accrued for in the Company’s fiscal 2014 financial statements. For employees other than the named executive officers, executive management has discretion to determine the actual incentive compensation paid, which can range from 0% to 200% of the employees’ targeted annual incentive compensation based on the employees’ individual performance for the year. The total annual incentive compensation paid cannot exceed the aggregate pool approved by the Compensation Committee.

The Compensation Committee determines the actual annual incentive compensation for each named executive officer based on the corporate performance against the AIP performance targets, as referenced above for 2014, and his/her individual contribution to the achievement of the resulting performance. The Committee relied upon the benchmarking surveys from outside compensation consultants, as well as the recommendations from the entire Board of Directors and the CEO when determining and approving the annual incentive awards of the non-CEO named executive officers. The annual incentive awards are calculated based upon a target percentage of base salary. The Compensation Committee considered the specific factors listed in this CD&A for the CEO and the other named executive officers.

Based on the foregoing and the CEO’s overall assessment of their performance, and considering that each award was calculated 118.50% per the explanation above, (1) Ms. Schmitt, who was targeted to receive 100% of her base compensation, was granted 118.5% of her target award, or $500,000 in cash and $211,000 of restricted shares which vest one-third on the first anniversary, one-third on the second anniversary and one-third on the third anniversary; (2) Mr. Haveron, who was targeted to receive 75% of his base compensation, was granted 118.5% of his target award, or $314,000 in cash and $131,797 of restricted shares which vest one-third on the first anniversary, one-third on the second anniversary and one-third on the third anniversary; (3) Mr. Highet, who was targeted to receive 75% of his base compensation, was granted 106.65% of his target award, or $359,944 in cash; and (4) Mr. Metz, who was targeted to receive 40% of his base compensation, was granted 118.5% of his target award, or $186,016 in cash.

Further in February 2015, the Compensation Committee unanimously approved the metrics for the 2015 AIP, which were adjusted from the 2014 AIP consistent with other similarly situated reinsurance companies, as well as for other reasons, including changes in the operating environment, the current investment yield environment and maintaining a conservative investment portfolio. The 2015 AIP metrics are detailed in the following table:

Business Performance Metric	Weight	2015 Target
OROE	40.00%	14.60%
Combined Ratio	30.00%	97.37%
Revenue Growth	20.00%	12.70%
Operating Expenses	10.00%	2.72%
Total	100.00%

The 2015 AIP will be awarded based on the corporate result level. Additionally, specific 2015 business objectives have been established for each named executive.

Long-Term Incentive Compensation.  We believe that the use of options to purchase common shares and share-based awards offers the best approach to achieving our compensation goals as equity ownership ties a considerable portion of a named executive officer's compensation to the performance of our common shares. Our emphasis on long-term variable compensation at the senior executive levels demonstrates our desire to reward effective long-term management decision making and provide the named executive officers and other senior leaders with a future interest in the Company. In February 2012, the Compensation Committee adopted share ownership guidelines for our named executive officers and other senior leaders of the Company. Long-term incentive compensation, which potentially expires in the event of the departure of an executive from the employ of the Company, has the ability to retain valuable executive talent within the organization. The Plan provides the principal method for our named executive officers and other senior leaders to acquire equity interests in the Company. From the Company's inception in 2007 through 2010, the Compensation Committee utilized only share option grants to provide the principal method for our named executive officers to acquire equity interests in the Company.

Long Term Incentive Plan ("LTIP").  In March 2011, the Compensation Committee approved the formation of a long term incentive program under the Plan with the assistance of our compensation consultant. The objective of the long term incentive program was to replace the annual option award with performance-based restricted share units in order to link compensation to performance relative to specific criteria, as well as share price. The design of the program included objective review and recommendations from our compensation consultant, who utilized industry survey data and proxy details to establish benchmark compensation levels. Compensation levels are targeted at industry medians, but factors such as experience, time in position, responsibility levels and historical compensation levels were used to adjust the benchmarks. For each non-CEO grant, performance is measured over a three-year performance period with 100% vesting at the end of the three year period assuming performance criteria have been met. Based on the recommendation of the compensation consultant, the initial grants which were made in 2011 had a vesting period of two years as a transition to the new program. However, all subsequent grants have a vesting period of three years. The relative cost is similar to the historical level of option awards issued in 2008. This program includes all the named executive officers and other senior leaders. The CEO received his final contractual share option grant in November 2010, and in February 2012, the Compensation Committee granted the CEO his initial restricted share unit award.

It is intended that long term incentive compensation will be delivered each February or March for the prior year's performance by the Compensation Committee. The CEO is awarded restricted share units based upon the completion of critical objectives, leadership performance and broad strategic business decisions, which are assigned and evaluated by the Compensation Committee and/or the Board of Directors. For the non-CEO named executive officers and other senior leaders, 50% of the award granted is based upon the achievement of certain corporate performance targets (described below) of the three year segments, and 50% of the award granted is based upon each executive's individual performance in the prior three year segment. Performance criteria will be based on the core business objectives of 15% OROE, 96% combined ratio, growth rate of 10% and expenses relativities at budgeted levels. The corporate performance targets for the long term incentive plan are established annually by the Compensation Committee. The long term incentive compensation opportunity for each participant will be determined based upon a set percentage of that employee's base salary as of the grant date of the award. The closing price on NASDAQ of our common shares on the date of grant was used to determine the number of restricted share units issued.

The minimum performance-based targets for the 2011-12 period were not met, and as a result, no shares were issued. As previously reported, the Compensation Committee also awarded performance-based restricted share units to the non-CEO named executive officers and other senior leaders for the 2012-14, 2013-15 and 2014-16 periods. The following chart compares the target and the actual figures attained by the Company and the resulting percentage of business performance versus the 2012-14 LTIP metrics:

Business Performance Metric	Weight	2012-14 Target	2012-14 Actual as % of Target	2012-14 Calculated Payout
OROE	40.00%	12.50%	79.10%	31.64%
Combined Ratio	30.00%	96.00%	41.67%	12.50%
Revenue Growth	20.00%	10.00%	126.20%	30.48%
Operating Expenses	10.00%	4.00%	128.50%	15.70%
Total	100.00%			90.32%

In February 2015, the CEO received a non-performance based restricted share unit grant of $900,000. This grant vests one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant, and one-third on the third anniversary of the date of grant.

Performance-based long term incentive awards were granted to the non-CEO named executive officers and other senior leaders for the 2015-17 performance period. The long-term incentive plan performance targets for the 2015-17 period, adopted by the Compensation Committee in February 2015 are detailed in the following table:

Business Performance Metric	Weight	2015-17 Target
OROE	40.00%	13.95%
Combined Ratio	30.00%	97.12%
Revenue Growth	20.00%	10.90%
Operating Expenses	10.00%	2.71%
Total	100.00%

The long term incentive compensation granted to the non-CEO named executive officers for the 2015-17 period were (1) $390,000 of restricted share units for Ms. Schmitt (65% of her 2015 base salary), (2) $250,800 of restricted share units for Mr. Haveron (50% of his 2015 base salary), (3) $225,000 of restricted share units for Mr. Highet (50% of his 2015 base salary), and (4) $167,963 of restricted share units for Mr. Metz (40% of his 2015 base salary). For these performance based grants to the non-CEO named executive officers, the actual value of these units will be determined at the end of the three year valuation period (end of 2017) and settled based on actual performance relative to the targets referenced above.

Pursuant to its discretion, the Compensation Committee also granted Mr. Marshaleck 85,791 common shares as final settlement of the uncompleted 2013-2015 and 2014-2016 Long Term Incentive Plan cycles in recognition of his contribution to the success of Maiden during his career.

Discretionary Awards. Pursuant to the Plan, the Compensation Committee may, in its complete discretion, distribute restricted share or other awards in recognition of top performance or to help retain key employees, among other reasons. The first restricted share unit award performance period ended in 2012, while the next restricted share unit award performance periods ended in 2014 and 2015, respectively. As a result to address the gap, in February 2014 the Compensation Committee chose to make discretionary restricted share grants to the named executive officers and select senior leaders for fiscal 2013 toward the retention of our most important leadership talent and in recognition of their contributions toward a profitable year for the Company. These restricted share grants are intended to act as long term incentive awards, as one-half vested on January 1, 2015, and the other half will vest on January 1, 2016. The closing price on NASDAQ of our common shares on the date of grant was used to determine the number of restricted shares issued.

Share Options.  We believe awarding our employees with options to purchase our common shares align employee incentives with shareholders because options increase in value only as the Company's share price increases over time. The Plan is intended to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive share options, non-qualified share options, restricted share units and restricted share awards to our employees, officers, directors and consultants. Our Compensation Committee oversees the administration of the Plan. 10,000,000 of our common shares are reserved for issuance under the Plan, of which no more than 2,500,000 (25% of the total number of shares currently authorized for issuance under the Plan) may be used for restricted share awards. As of December 31, 2014, there are an aggregate of 2,362,975 options outstanding to purchase common shares that have been awarded to our senior executives, non-employee directors, employees and other persons. The Compensation Committee awards share options based on its evaluation of an individual's contribution to the Company's overall success.

Options granted to Mr. Raschbaum, Ms. Schmitt, Mr. Haveron, Mr. Highet and Mr. Metz, along with any other grant under the Plan, is at the complete discretion of the Compensation Committee (except for those contractually-provided for via approval by the Compensation Committee).

Retirement Plan.  We do not provide either a qualified or non-qualified pension plan for our named executive officers. However, it is intended that all of our employees will be eligible to participate in pension plans which have been established on their behalf.

Change in Control and Severance Arrangements.  We do not maintain change in control agreements with any of our named executive officers. We do not provide any severance benefits other than as may be provided in an executive's employment agreement.

At our 2014 Annual General Meeting of Shareholders, the common shareholders cast their votes in support of the Board of Directors' recommendations on the advisory votes regarding the compensation of our named executive officers and the frequency of voting on executive compensation once every three years. Based on the favorable response we received from our shareholders on the advisory votes, the Board intends to continue its current compensation practices which link executive pay to Company performance and hold advisory votes on executive compensation once every three years.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with executive management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Steven H. Nigro, Chairman
Simcha G. Lyons
Raymond M. Neff

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Arturo M. Raschbaum President and Chief Executive Officer	2014	$1,000,000	$1,000,000	$800,000	(3)	$—	$—	$272,994	(4)	$3,072,994
	2013	$1,000,000	$800,000	$1,500,000	(3)	$—	$—	$217,889	(4)	$3,517,889
	2012	$1,000,000	$500,000	$750,000	(3)	$—	$—	$195,605	(5)	$2,445,605
John M. Marshaleck Former Chief Financial Officer	2014	$600,000	$—	$487,500	(6)	$—	$711,000	$229,414	(4)	$2,027,914
	2013	$600,000	$—	$585,000	(7)	$—	$540,000	$182,861	(4)	$1,907,861
	2012	$600,000	$500,000	$450,000	(8)	$—	$—	$161,751	(5)	$1,711,751
Karen L. Schmitt Chief Financial Officer	2014	$600,000	$—	$467,894	(6)	$—	$500,000	$138,802	(9)	$1,706,696
	2013	$566,500	$—	$467,363	(7)	$—	$420,626	$16,791	(10)	$1,471,280
	2012	$566,500	$100,000	$358,311	(8)	$—	$—	$16,590	(11)	$1,041,401
Patrick J. Haveron President, Maiden Reinsurance	2014	$501,600	$—	$305,800	(6)	$—	$314,000	$98,837	(9)	$1,220,237
	2013	$440,000	$—	$320,000	(7)	$—	$297,000	$21,958	(10)	$1,078,958
	2012	$400,000	$220,000	$224,200	(8)	$—	$—	$20,435	(11)	$864,635
Thomas H. Highet President, Maiden Reinsurance North America	2014	$450,000	$—	$261,702	(6)	$—	$359,944	$15,270	(10)	$1,086,916
	2013	$367,016	$—	$212,935	(7)	$—	$208,924	$12,391	(10)	$801,266
	2012	$330,645	$100,000	$150,443	(8)	$—		$13,037	(12)	$594,125
Lawrence F. Metz Senior Vice President, General Counsel and Secretary	2014	$392,438	$—	$191,100	(6)		$186,016	$17,094	(13)	$786,648
	2013	$341,250	$—	$201,500	(7)	$—	$128,993	$16,595	(13)	$688,338
	2012	$325,000	$100,000	$143,000	(8)	$—	$—	$14,096	(11)	$582,096

(1)	Amount shown reflects discretionary cash awards for Executive's performance during that year paid in the first quarter of the following year.

(2)	Represents cash awards earned for performance in accordance with the Annual Incentive Plan and reported in the Compensation and Management Discussion.

(3)
Amount shown reflects the grant date fair market value of restricted share units granted to Mr. Raschbaum. The 2013 and 2014 restricted share units vest one third on the first anniversary of grant, one third on the second anniversary of grant and one third on the third anniversary of grant. The 2012 restricted share units vest one-half on the first anniversary of grant, and one-half on the second anniversary of grant.

(4)
Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, tax equalization, life insurance, and Bermuda social insurance (and paid dividends for unvested restricted shares for Mr. Marshaleck).

(5)
Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, tax equalization, life insurance, Bermuda social insurance and personal umbrella liability insurance.

(6)
Represents the aggregate grant date fair market value of performance-based restricted share unit awards and restricted share awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC. The value of the performance-based restricted shares at grant date fair market value for Mr. Marshaleck was $390,000, Ms. Schmitt was $390,000, Mr. Haveron was $250,800, Mr. Highet was $225,000 and Mr. Metz was $156,975. At maximum plan performance the performance-based restricted share units would be estimated at 200% value of the grant date fair market value variable to the fair market value of common shares as of the settlement date. The restricted shares granted are subject to a two year vesting with 50% vested on January 1, 2015 and the remaining 50% granted on January 1, 2016. The restricted share grants were awarded with voting and dividend rights. The value of the restricted shares at grant date fair market value for Mr. Marshaleck was $97,500, Ms. Schmitt was $77,894, Mr. Haveron was $55,000, Mr. Highet was $36,702 and Mr. Metz was $34,125.

(7)
Represents the aggregate grant date fair market value of performance-based restricted share unit awards and restricted share awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC. The value of the performance-based restricted shares at grant date fair market value for Mr. Marshaleck was $390,000, Ms. Schmitt was $311,575, Mr. Haveron was $220,000, Mr. Highet was $146,806 and Mr. Metz was $136,500. At maximum plan performance the performance-based restricted share units would be estimated at 200% value of the grant date fair market value variable to the fair market value of common shares as of the settlement date. The restricted shares granted are subject to a two year vesting with 50% vested at the first anniversary year from grant and the remaining 50% granted at the second anniversary year of grant. The restricted share grants were awarded with voting and dividend rights. The value of the restricted shares at grant date fair market value for Mr. Marshaleck was $195,000, Ms. Schmitt was $155,788, Mr. Haveron was $100,000, Mr. Highet was $66,129 and Mr. Metz was $65,000.

(8)
Represents the aggregate grant date fair market value of performance-based restricted share unit awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC. At maximum plan performance, the performance-based restricted share units would be estimated at 200% value of the grant date fair market value variable to the fair market value of common shares as of the settlement date.

(9)
Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, tax equalization, life insurance, Bermuda social insurance, car allowance and paid dividends for unvested restricted shares.

(10)	Amount shown reflects payments related to life insurance, car allowance and paid dividends for unvested restricted shares.

(11)	Amount shown reflects payments related to personal umbrella liability insurance, car allowance and executive physical.

(12)	Amount shown reflects payments related to life insurance, personal umbrella liability insurance and car allowance.

(13)	Amount shown reflects payments related to life insurance, car allowance, executive physical and paid dividends for unvested restricted shares.

GRANTS OF PLAN-BASED AWARDS IN 2014

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)		All Other Stock Awards:
Name	Grant Date	Target (#)	Maximum (#)	Number of Shares of Stock Units and Restricted Shares (#)	Grant Date Fair Value of Stock Awards (1)
Arturo M. Raschbaum	February 18, 2014	—	—	70,298	$800,000
Karen L. Schmitt	February 18, 2014	33,904	67,808	6,845	$77,894
Patrick J. Haveron	February 18, 2014	22,039	44,078	4,833	$55,000
Thomas H. Highet	February 18, 2014	19,383	38,766	3,225	$36,702
Lawrence F. Metz	February 18, 2014	13,794	27,588	2,999	$34,125

(1)
Represents the aggregate grant date fair value of option awards, restricted shares and restricted share unit awards granted to our named executive officers as determined in accordance with ASC 718 using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the fiscal year 2014.

Employment Agreements

Arturo M. Raschbaum, Karen L. Schmitt, Patrick J. Haveron, Thomas H. Highet and Lawrence F. Metz

We have entered into employment agreements effective November 1, 2011 with Mr. Raschbaum, Ms. Schmitt, Mr. Haveron, Mr. Highet and Mr. Metz. Each employment agreement is virtually the same for these five individuals except for salary and title. Below is a summary of the key terms of these employment agreements. We do not currently maintain key man life insurance policies with respect to any of our senior management.

These agreements automatically renewed in 2014, and the three year term of the employment agreements ends on October 31, 2017 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the respective employee provides 90 days' notice of its or his intention not to renew the employment agreement. Mr. Raschbaum, Ms. Schmitt and Mr. Haveron receive housing and commuting allowances regarding their working time in Bermuda.

Under the employment agreements, we are able to terminate each executive's employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to such executive after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive's part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under the employment agreements, the executives have agreed to keep confidential all information regarding the Company that he or she receives during the term of employment and thereafter. Each executive also agreed that during the term of employment and for a two-year period beginning upon termination of the employment, he or she will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he or she knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity. Each executive has also agreed to a non-compete provision of one year from the date of termination of the agreement, and a non-solicitation of clients and employees for two years from the date of termination of the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following table sets forth the option and stock awards held by the named executive officers as of December 31, 2014:

	Option Awards			Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested Unexercised(2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Arturo M. Raschbaum	302,847	$3.28	11/12/2018	99,801	$1,276,455
	333,333	$7.25	11/12/2019	70,298	$899,111
	333,333	$7.85	11/12/2020
Karen L. Schmitt	60,200	$4.45	2/24/2019			7,774	(5)	$99,429
	50,000	$7.25	3/3/2020			6,845	(5)	$87,548
						31,095	(4)	$397,705
						33,904	(4)	$433,632
Patrick J. Haveron	40,000	$7.25	3/3/2020			4,990	(5)	$63,822
						4,833	(5)	$61,814
						21,956	(4)	$280,817
						22,039	(4)	$281,879
Thomas H. Highet	938	$7.25	3/3/2020			3,300	(5)	$42,207
						3,225	(5)	$41,248
						14,651	(4)	$187,386
						19,383	(4)	$247,909
Lawrence F. Metz	10,000	5.11	6/1/2019			3,244	(5)	$41,491
	50,000	7.25	3/3/2020			2,999	(5)	$38,357
						13,623	(4)	$174,238
						13,794	(4)	$176,425

(1)
Under the Plan, 25% of the options will become exercisable on the first anniversary of the grant, with an additional 6.25% of the options vesting each quarter thereafter based on the executive's continued employment over a four-year period.

(2)	The restricted share units granted to Mr. Raschbaum vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant.

(3)	To calculate the value in this column, the closing price of the Company's final trading day of fiscal 2014 on NASDAQ on December 31, 2014 of $12.79 was used.

(4)
These restricted share units shall vest based upon the achievement of performance criteria relating to return on equity, underwriting performance, revenue growth and operating expense during the respective performance period assigned to such grant (usually three years). The target award listed in this column represent 100% of the target award, and 0% to 200% of such target award may vest depending upon the degree to which the performance targets are met.

(5)	These restricted shares granted shall vest 50% on the first anniversary of the issuance date, and 50% on the second anniversary date of the issuance date.
OPTION EXERCISES AND STOCK VESTED IN 2014
.
With respect to our named executive officers, this table shows the stock options exercised by such officers during 2014 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers, not the grant-date fair value or recognized compensation expense disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). This table also shows the stock awards paid out under the grants made by the Compensation Committee in February 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Arturo M. Raschbaum			136,605		$1,554,565
Karen L. Schmitt	24,175	$199,292	7,774		$86,913
Patrick J. Haveron			4,990		$55,788
Thomas H. Highet			1,926	(1)	$36,894
Lawrence F. Metz			1,893	(2)	$36,257

(1)	Does not include an additional 1,374 common share disposition resulting from withholding of securities for the payment of tax liability.

(2)	Does not include an additional 1,350 common share disposition resulting from withholding of securities for the payment of tax liability.

PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION

We do not have any qualified or non-qualified defined benefit plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We do not maintain change in control agreements with any of our named executive officers and none of our equity awards vest upon a change in control of the Company. We do not provide for severance benefits for any of our named executive officers.

DIRECTOR COMPENSATION FOR 2014

In 2014, we paid an annual retainer of $100,000 to each non-employee director of the Company. We also reimbursed our directors for reasonable expenses they incur in attending meetings of the Board of Directors or any of its committees. Directors may also be eligible in the future for awards under the Plan. A director does not receive a fee for any Board of Directors meeting or committee meeting he or she does not attend in person or for any committee meeting he or she attends as a non-committee member. Employee directors received no compensation for service on the Board of Directors or any board committee.

Each director received a grant of 6,000 options in June 2014. These options will vest on the first anniversary of the grant. It is our intention that, on or around June 1 of each year, each non-employee director will receive an annual grant of 6,000 options to purchase our common shares with an exercise price equal to the fair market value on the grant date, which will vest on the first anniversary of the grant.

Mr. Zyskind has never accepted a retainer, any Board of Directors or committee fees or any options or other equity-based awards for his service as non-executive Chairman of our Board of Directors.

The following table provides the amount of compensation paid to the non-employee directors of the Company for 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Barry D. Zyskind	$—	$—	$—
Raymond M. Neff	100,000	25,800	125,800
Simcha Lyons	100,000	25,800	125,800
Yehuda L. Neuberger	100,000	25,800	125,800
Steven H. Nigro	100,000	25,800	125,800

(1)
The amounts represent annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee and fees for attendance at board meetings and, as applicable, committee meetings.

(2)
Represents the aggregate grant date fair value of option awards held by the director determined in accordance with ASC 718, using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC for the fiscal year 2014.

The following table represents options awarded in 2014 and outstanding at December 31, 2014 for each director:

Name	Grant Date Fair Value	Options Awarded	Options Outstanding at December 31, 2014
Barry D. Zyskind	$—	—	—
Raymond M. Neff	4.30	6,000	54,000
Simcha Lyons	4.30	6,000	54,000
Yehuda L. Neuberger	4.30	6,000	54,000
Steven H. Nigro	4.30	6,000	36,000

All options granted to the directors will vest on the first anniversary of June 1, 2014, the date of grant.

Equity Compensation Plan Information (through fiscal 2014)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,196,926	(1)	$5.14	6,136,581
Equity compensation plans not approved by security holders	—		—	—
Total	3,196,926		$5.14	6,136,581

(1)	The performance-based restricted share units included in this number were calculated as if such units vested at 100% at the end of the performance period.

Compensation Committee Interlocks and Insider Participation

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Lyons and Neff. None of the members of our Compensation Committee has been an officer or employee of the Company or had a relationship during 2014 requiring disclosure under Item 404 of Regulation S-K.

During 2014:

•	None of our directors served as a member of the compensation committee of another entity;

•	None of our executive officers served as a director of another entity; and

•	None of our executive officers served as a member of the compensation committee of another entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founding Shareholders and Related Agreements

We were formed in June 2007. In connection with our formation and capitalization, we issued 7,800,000 of our common shares, then representing 100% of our outstanding common shares, and warrants to acquire 4,050,000 common shares, to our Founding Shareholders in consideration of their collective investment of $50,000,000. In addition, certain trusts controlled by Michael Karfunkel and George Karfunkel acquired an aggregate of 7,155,000 common shares in the Trust Preferred Securities financing completed on January 20, 2009. Pursuant to Warrant Exchange Agreements with each of the Founding Shareholders, ten-year warrants to purchase 4,050,000 common shares issued in June 2007 to the Founding Shareholders with an exercise price of $10.00 per share were exchanged for an aggregate of 1,800,000 common shares in September 2010; the common shares issued in exchange for the warrants were subject to a three-year lockup that expired on September 20, 2013. The common shares issued to Michael Karfunkel and George Karfunkel in exchange for the warrants will not be registered under the Securities Act of 1933, while Barry Zyskind's common shares were issued pursuant to the Plan. The shares held or controlled by the Founding Shareholders and their affiliates represent approximately 28.1% of our outstanding common shares as of March 15, 2015.

Michael Karfunkel is the non-executive chairman of the board of AmTrust, George Karfunkel is a director of AmTrust, and Barry Zyskind is the president, chief executive officer and director of AmTrust. The Founding Shareholders, including Leah Karfunkel (wife of Michael Karfunkel), own or control approximately 53.9% of the outstanding common shares of AmTrust. AmTrust owns 13.2% of the issued and outstanding shares of NGHC common stock, and Michael Karfunkel individually and the Michael Karfunkel 2005 Grantor Retained Annuity Trust (which is controlled by Leah Karfunkel, wife of Michael Karfunkel) own a combined 48.8% of the outstanding common shares of NGHC. Michael Karfunkel is the chairman and chief executive officer of NGHC, and Barry Zyskind is a director of NGHC.

Our Arrangements with AmTrust and Its Subsidiaries

Master Agreement and Quota Share Agreement

Effective July 1, 2007, the Company and AmTrust entered into a master agreement, as amended (the "Master Agreement"), by which they caused Maiden Reinsurance, a wholly owned subsidiary of the Company, and AmTrust's Bermuda reinsurance subsidiary, AmTrust International Insurance, Ltd. ("AII"), to enter into a quota share reinsurance agreement (the "Reinsurance Agreement") by which (a) AII retrocedes to Maiden Reinsurance an amount equal to 40% of the premium written by subsidiaries of AmTrust, net of the cost of unaffiliated inuring reinsurance (and in the case of AmTrust's U.K. insurance subsidiary, AmTrust Europe Limited ("AEL"), net of commissions) and 40% of losses and (b) AII transferred to Maiden Reinsurance 40% of the AmTrust subsidiaries' unearned premiums, effective July 1, 2007, with respect to the current lines of business. The Master Agreement further provided that AII receives a ceding commission of 31% of ceded written premiums.

On June 11, 2008, Maiden Reinsurance and AII amended the Reinsurance Agreement to add Retail Commercial Package Business to the Covered Business as a consequence of AmTrust's acquisition of Unitrin Business Insurance ("UBI"). Under the amendment, AmTrust's subsidiaries ceded, upon collection, to Maiden Reinsurance 100% of $82,200,000 of unearned premium (net of inuring reinsurance) from the acquisition of UBI's in-force book of business. Additionally, AmTrust cedes to Maiden Reinsurance 40% of net premiums written, effective June 1, 2008. Maiden Reinsurance will pay to AmTrust a ceding commission of 34.375% on the unearned premium cession and the Retail Commercial Package Business.

On February 9, 2009, Maiden Reinsurance and AII amended the Reinsurance Agreement to clarify that (i) AII would offer Maiden Reinsurance the opportunity to reinsure Excess Retention Business, which is defined as a policy issued by an AmTrust insurance subsidiary with respect to which the insurance subsidiary's retention is greater than $5,000,000 and (ii) the deduction for the cost of inuring reinsurance from Affiliate Subject Premium (as defined in the Reinsurance Agreement) retroceded to Maiden Reinsurance is net of ceding commission.

Effective April 1, 2011, Maiden Reinsurance and AII amended the Master Agreement to reduce the commission on all business ceded except Retail Commercial Package Business to 30% until December 31, 2011. Thereafter, the rate shall be 31% subject to an adjustment of 1% to 30% if the proportion of Specialty Risk and Extended Warranty premium ceded is greater than or equal to 42% of the Covered Business (excluding Retail Commercial Package Business). If the proportion of Specialty Risk and Extended Warranty premium ceded is greater than or equal to 38% but less than 42% of the Covered Business (excluding Retail Commercial Package Business), the commission rate shall be reduced by 0.5% to 30.5%. In addition, the collateral arrangements were restated to clarify that balances relating to all AmTrust subsidiaries are subject to collateral requirements.

Effective March 7, 2013, Maiden Reinsurance and AII amended the Reinsurance Agreement extending the term of the agreement to July 1, 2016, and shall automatically renew for successive three-year periods thereafter. If AII or Maiden Reinsurance elects to so terminate the Reinsurance Agreement, it shall give written notice to the other party hereto not less than nine months prior to either July 1, 2016 or the expiration of any successive three-year period. In addition, either party is entitled to terminate on thirty days' notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or Maiden Reinsurance, run-off, or a reduction of 50% or more of the shareholders' equity of Maiden Reinsurance or the combined shareholders' equity of AII and the AmTrust subsidiaries. The amendment further provides that, effective January 1, 2013, AII will receive a ceding commission of 31% of ceded written premiums with respect to all Covered Business other than retail commercial package business, for which the ceding commission will remain 34.375%. Lastly, with regard to the Specialty Program portion of Covered Business only, AII will be responsible for ultimate net loss otherwise recoverable from Maiden Reinsurance to the extent that the loss ratio to Maiden Reinsurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95%. Above and below the defined corridor, Maiden Reinsurance will continue to reinsure losses at its proportional 40% share per the Reinsurance Agreement.

The AmTrust Quota Share requires that we provide to AII sufficient collateral to secure its proportional share of AII's obligations to the U.S. AmTrust Ceding Insurers. AII is required to return to Maiden Reinsurance any assets of Maiden Reinsurance in excess of the amount required to secure its proportional share of AII's collateral requirements, subject to certain deductions. In order to secure its proportional share of AII's obligation to the AmTrust Ceding Insurers domiciled in the U.S., Maiden Reinsurance loaned funds in the amount of approximately $167,975,000 (see below). Effective December 1, 2008, AII and Maiden Reinsurance entered into a Reinsurer Trust Assets Collateral agreement whereby Maiden Reinsurance is required to provide AII the assets required to secure Maiden's proportional share of the Company's obligations to its U.S. subsidiaries. The amount of this collateral as of December 31, 2014 was approximately $1,691,970,000.

AmTrust European Hospital Liability Quota Share Agreement

Effective April 1, 2011, Maiden Reinsurance, entered into a quota share reinsurance contract with AEL and AmTrust International Underwriters Limited ("AIUL"), both wholly owned subsidiaries of AmTrust. Pursuant to the terms of the contract, Maiden Reinsurance assumed 40% of the premiums and losses related to policies classified as European Hospital Liability, including associated liability coverages and policies covering physician defense costs, written or renewed on or after April 1, 2011. The contract also covers policies written or renewed on or before March 31, 2011, but only with respect to losses that occur, accrue or arise on or after April 1, 2011. The maximum limit of liability attaching shall be €5,000,000 or currency equivalent (on a 100% basis) per original claim for any one original policy. Maiden Reinsurance will pay a ceding commission of 5% and shall allow the reinsured a profit share on original net premiums ceded under the contract.

Effective January 1, 2012, the quota share reinsurance contract with AEL and AIUL was amended, thereby increasing the maximum liability attaching to €10,000,000 or currency equivalent (on a 100% basis) per original claim for any one original policy. Furthermore, amendments were also made to the contract to expand the territorial scope to include new territories, specifically France. The agreement has been renewed through March 31, 2016 and can be terminated at any April 1 by either party on four months notice.

AEL requested, in accordance with the agreement, that Maiden Reinsurance provide collateral to secure its proportional share under the agreement. The amount of collateral Maiden Reinsurance provided at December 31, 2014 was $230,618,000.

For the year ended December 31, 2014, the Company recorded approximately $401,679,000 of commission expense as a result of both of these quota share arrangements with AmTrust.

Note Receivable

In conjunction with the AmTrust Quota Share, we entered into a loan agreement with AII during the fourth quarter of 2007, whereby we agreed to lend to AII from time to time the amount of the obligation of the AmTrust Ceding Insurers that AII is obligated to secure, not to exceed an amount equal to Maiden Reinsurance's proportionate share of such obligations to such AmTrust Ceding Insurers in accordance with the AmTrust Quota Share. AII is required to deposit all proceeds from the advances into a sub-account of each trust account that has been established for each AmTrust Ceding Insurer. To the extent of the loans, we are discharged from providing security for its proportionate share of the obligations as contemplated by the AmTrust Quota Share. If an AmTrust Ceding Insurer withdraws loan proceeds from the trust account for the purpose of reimbursing such AmTrust Ceding Insurer for an ultimate net loss, the outstanding principal balance of the loan shall be reduced by the amount of such withdrawal. The loan agreement was amended in February 2008 to provide for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Each advance under the loan is secured by a promissory note. Advances totaled approximately $167,975,000 as of December 31, 2014.

Reinsurance Brokerage Agreement

Effective July 2007, we have entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd., a subsidiary of AmTrust. Pursuant to the brokerage agreement, AII Reinsurance Broker Ltd. provides brokerage services relating to the Reinsurance Agreement for a fee equal to 1.25% of the premium reinsured from AII. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.'s brokerage services. AII Reinsurance Broker Ltd. is not our exclusive broker. AII Reinsurance Broker Ltd. may, if mutually agreed, also produce reinsurance for us from other ceding companies, and in such cases we will negotiate a mutually acceptable commission rate. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party. We recorded approximately $17,229,000 of reinsurance brokerage expense for the year ended December 31, 2014.

Asset Management Agreement

Effective July 2007, we have entered into an asset management agreement with All Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to Maiden Reinsurance. Pursuant to the asset management agreement, AIIM provides investment management services for an annual fee equal to 0.20% if the average value of the account is less than $1 billion and 0.15% if the average value of the account is greater than $1 billion. The asset management agreement has an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. The agreement may be terminated upon 30 days written notice by either party. We recorded approximately $5,214,000 of investment management fees for the year ended December 31, 2014.

Other AmTrust-related Reinsurance Agreements

Effective April 1, 2012, Maiden Reinsurance North America, Inc. ("Maiden US") entered into a reinsurance agreement with AmTrust's wholly owned subsidiary, AmTrust North America, Inc. ("AmTrust NA"). Maiden US shall indemnify AmTrust NA, on an excess of loss basis, as a result of losses occurring on AmTrust NA's new and renewal policies relating to the lines of business classified as Automobile Liability by AmTrust NA in its annual statement utilizing the specific underwriting guidelines defined in the reinsurance agreement. AmTrust NA shall retain the first $1,000,000 of loss, per any one policy or per any one loss occurrence. Maiden US shall be liable for the amount by which AmTrust NA's loss exceeds $1,000,000, but the liability of Maiden US shall not exceed $1,000,000 on any one policy and any one loss occurrence. The agreement provides AmTrust NA with fixed ceding commissions on net written premiums varying between 10% to 27.5% depending on the commission rate in the underlying policy. This agreement has a term of one year and automatically renews annually unless terminated pursuant to the terms of the agreement. Under this agreement, Maiden US recorded approximately $1,241,000 of net premiums earned and $262,000 of commission expense for the year ended December 31, 2014.

Effective September 1, 2010, our indirect wholly owned subsidiary Maiden Specialty entered into a 90% quota share reinsurance agreement with Technology Insurance Company, a wholly owned subsidiary of AmTrust (“TIC”). Under the agreement, Maiden Specialty ceded (a) 90% of its gross liability written under the Open Lending Program (“OPL”) and (b) 100% of its surplus lines general liability business under the Naxos Avondale Specialty Casualty Program ("NAXS"). Maiden Specialty's involvement is limited to certain states where TIC was not fully licensed. The agreement also provides that Maiden Specialty receives a ceding commission of 5% of ceded written premiums. The reinsurance agreement had a term of three years and remained continuously in force until terminated in accordance with the contract. The OPL program was terminated on December 31, 2011 on a run-off basis and the NAXS program terminated on October 31, 2012. Maiden Specialty recorded approximately $171,000 of premiums earned ceded and $8,000 ceding commission for the year ended December 31, 2014.

Effective September 1, 2010, our indirect wholly owned subsidiary, Maiden US, entered into an arrangement whereby a subsidiary of AmTrust fronted a a reinsurance agreement in which Maiden US assumed 80% of the gross liabilities produced under the Southern General Agency program with the other 20% being assumed by a third party. This fronting arrangement compensated AmTrust with a 5% commission of ceded written premiums. The agreement was subsequently amended, effective September 1, 2012, whereby the termination date of the agreement was extended until August 31, 2013. This agreement expired on the termination date and is currently in run-off. Pursuant to the latest amendment, Maiden US now receives 100% of the premium and reinsures 100% of the gross liabilities incurred (from the effective date). Under this agreement, as amended, Maiden US recorded approximately $1,796,000 of premiums earned and $90,000 of commission expense for the year ended December 31, 2014.

Other

On March 1, 2011, we entered into time sharing agreements for the lease of aircraft owned by AmTrust Underwriters, Inc. (“AUI”), a wholly owned subsidiary of AmTrust, and by AmTrust on March 1, 2011 and November 5, 2014, respectively. The agreements automatically renew for successive one-year terms unless terminated in accordance with the provisions of the agreement. Pursuant to the lease agreement, we agreed to reimburse AUI for actual expenses incurred as allowed by Federal Aviation Regulations. For the year ended December 31, 2014, the Company recorded an expense of approximately $88,000 for the use of the aircraft.

Our Arrangements with NGHC and Its Subsidiaries

Maiden Reinsurance, effective March 1, 2010, reinsures 25% of the net premiums of the GMAC personal lines business, pursuant to the NGHC Quota Share with the GMAC personal lines insurance companies, as cedents, and Maiden Reinsurance. Maiden Reinsurance has a 50% participation in the NGHC Quota Share, by which it receives 25% of net premiums of the personal lines automobile business and assumes 25% of the related net losses.

The NGHC Quota Share provides that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.0% or less and a minimum of 30.5% if the loss ratio is 64.5% or greater.

Effective October 1, 2012, the parties amended the reinsurance agreement to decrease the provisional ceding commission from 32.5% to 32.0% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a minimum of 30.0% (changed from 30.5%), if the loss ratio is 64.5% or greater.

On August 1, 2013, the Company received notice from NGHC of the termination of the NGHC Quota Share effective on that date. The Company and NGHC mutually agreed that the termination is on a run-off basis, which means that Maiden Reinsurance continues to earn premiums and remain liable for losses occurring subsequent to August 1, 2013 for any policies in force prior to and as of August 1, 2013 until those policies expire.

Maiden Reinsurance recorded $6,509,000 of ceding commission expense for the year ended December 31, 2014 as a result of this transaction.

Other NGHC-related Reinsurance Agreements

Effective April 1, 2013, Maiden US entered into a Medical Excess of Loss reinsurance agreement with wholly owned subsidiaries of NGHC, Distributors Insurance Company PCC, AIBD Insurance Company IC and Professional Services Captive Corporation IC. Pursuant to this agreement, Maiden US indemnifies on an excess of loss basis, for the amounts of net loss, paid from April 1, 2013 through March 31, 2014. Maiden US is liable, under layer 1 of this agreement, for 100% of the net loss for each covered person per agreement year in excess of the $1,000,000 retention (each covered person per agreement year). Under this layer, Maiden US's liability shall not exceed $4,000,000 per covered person per agreement year. Maiden US is also liable, under layer 2 of this agreement, for 100% of net loss for each covered person per agreement year in excess of layer 1. Maiden US' liability under layer 2 shall not exceed $5,000,000 per covered person per agreement year. In addition to the coverage provided under layers 1 and 2, Maiden US indemnifies extra contractual obligations with a maximum liability of $2,000,000.

Effective April 1, 2014, Maiden US renewed this agreement whereby Maiden US indemnifies, on an excess of loss basis, the amounts of net losses paid from April 1, 2014 through March 31, 2015. Maiden US is liable for 100% of the net loss for each covered person per agreement year in excess of the $1,100,000 retention (each covered person per agreement year). Maiden US' liability shall not exceed $8,900,000 per covered person per agreement year. In addition to the coverage provided under layers 1 and 2, Maiden US continues to indemnify extra contractual obligations with a maximum liability of $2,000,000. This agreement terminates on March 31, 2015 and, unless mutually agreed, Maiden US will be relieved of all liability hereunder for losses incurred or paid subsequent to such termination date.

Under these agreements, Maiden US recorded $190,000 of premiums earned for the year ended December 31, 2014.

Review, Approval or Ratification of Transactions with Related Persons

Conflicts of interest could arise with respect to business opportunities that could be advantageous to any or all of AmTrust or its subsidiaries, NGHC or its subsidiaries, and the Company or our subsidiaries. In addition, potential conflicts of interest may arise should the interests of AmTrust and/or NGHC and/or the Company diverge. From time to time, AmTrust and/or NGHC and/or the Company may be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust's shareholders, the Company and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity. Pursuant to its charter, our independent Audit Committee must review and approve in advance or ratify any transaction or relationship of any size in which we and any related party have a direct or indirect material interest. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable), but not limited to, (i) the benefits to us; (ii) the impact on a director's independence in the event the related person is a director, a director's immediate family member or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee members will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

PROPOSAL 2:

AUTHORIZATION OF THE ELECTION OF DIRECTORS OF MAIDEN REINSURANCE

Pursuant to our bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-U.S. subsidiary, which includes Maiden Reinsurance, a Bermuda company, we are required to submit a proposal relating to such matters to our shareholders and vote all the shares of Maiden Reinsurance in accordance with and proportional to such vote of our shareholders. Accordingly, our shareholders are being asked to consider this proposal.

The Company wishes to nominate and elect Arturo M. Raschbaum (Chairman), Patrick J. Haveron, David A. Lamneck, Lawrence F. Metz and Karen L. Schmitt to be directors of Maiden Reinsurance until the next annual general meeting of the shareholders of Maiden Reinsurance in 2016.

Information About the Nominees

David A. Lamneck, 63, has served as Senior Vice President and Chief Underwriting Officer of Maiden Reinsurance since July 2009. From 1999 to 2009, Mr. Lamneck served in several underwriting and account executive roles with GMAC RE. Previously, Mr. Lamneck held underwriting and management positions with General Re and Swiss Re. Mr. Lamneck is a graduate of Ohio State University.

Information about Messrs. Raschbaum, Haveron and Metz and Ms. Schmitt can be found on page 14 of this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL 3:

AUTHORIZATION OF THE ELECTION OF DIRECTORS OF MAIDEN GLOBAL HOLDINGS

Pursuant to our bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-U.S. subsidiary, which includes Maiden Global Holdings, a U.K. company, we are required to submit a proposal relating to such matters to our shareholders and vote all the shares of Maiden Global Holdings in accordance with and proportional to such vote of our shareholders. Accordingly, our shareholders are being asked to consider this proposal.

The Company wishes to nominate and elect Arturo M. Raschbaum (Chairman), Karen L. Schmitt, Patrick J. Haveron, Maxwell Reid and Lawrence F. Metz to be directors of Maiden Global Holdings until the next annual general meeting of the shareholders of Maiden Global Holdings in 2015.

Information About the Nominees

Maxwell Reid, 51, has served as Managing Director of Maiden Global Holdings since 2010 and as President of Maiden Global Holdings since 2013. Before being acquired by the Company in 2010, Mr. Reid established IIS in 2002 and led the automotive services team to establish GMAC Life Försäkrings AB (now known as Maiden Life Försäkrings AB) in Sweden and GMAC’s reinsurance entity in Bermuda. He has held previous leadership positions within Eagle Star, Zurich and General Motors. Mr. Reid is a graduate of London University.

Information about Messrs. Raschbaum, Haveron and Metz and Ms. Schmitt can be found on page 14 of this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL 4:

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS, LTD.,
MAIDEN GLOBAL HOLDINGS, LTD. AND MAIDEN REINSURANCE LTD.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS AND MAIDEN GLOBAL HOLDINGS

Under Bermuda law, the appointment of our auditors is a decision to be made by the shareholders. The Audit Committee has recommended that the shareholders reappoint the firm of BDO USA, LLP to be the independent registered public accounting firm of the Company and BDO LLP as the independent registered public accounting firm of Maiden Global Holdings for the fiscal year ending December 31, 2015.

A representative from BDO USA, LLP and BDO International Member Firms will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. We initially engaged BDO USA, LLP on May 12, 2008 as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP and BDO International Member Firms for our fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees (1)	$1,435,407	$1,429,561
Audit-Related Fees (2)	26,961	28,125
Tax Fees (3)	60,000	67,669
Total	$1,522,368	$1,525,355

(1)
Audit fees relate to professional services rendered in connection with: (i) the integrated audit of our annual financial statements and internal controls over financial reporting; (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports; and (iii) services performed in connection with filings of registration statements and securities offerings.

(2)	Audit-related fees relate to services rendered to us primarily related to benefit plan audits.

(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.

Pre-Approval Policies and Procedures of the Audit Committee

We and our Audit Committee are committed to ensuring the independence of our auditors, both in fact and in appearance.

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all fees in the period from January 1, 2014 through December 31, 2014.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN REINSURANCE

The Board of Directors also proposes that the shareholders reappoint Arthur Morris and Company Limited to serve as the independent public accounting firm of Maiden Reinsurance for the 2015 fiscal year.

A representative from Arthur Morris and Company Limited will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY AND BDO LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF MAIDEN GLOBAL HOLDINGS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015, AND “FOR” THE APPOINTMENT OF ARTHUR MORRIS AND COMPANY LIMITED AS THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF MAIDEN REINSURANCE FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

ADDITIONAL MATTERS

Shareholders' Proposals for the 2016 Annual General Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2016 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by our Corporate Secretary, 131 Front Street, Hamilton HM12, Bermuda on or before December 3, 2015, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2016 Annual General Meeting of Shareholders outside the framework of Rule 14a-8 must be received on or before February 16, 2016 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the Meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report for the fiscal year ended December 31, 2014, including audited financial statements set forth therein, is being sent to all our shareholders with this Notice of Annual General Meeting of Shareholders and Proxy Statement on or about March 30, 2015.

Other Business

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual General Meeting. However, if any other matters are properly brought before the Annual General Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MAIDEN HOLDINGS, LTD.

April 28, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at www.iproxydirect.com/MHLD.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES IN PROPOSALS 1, 2 AND 3; AND "FOR" PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1, 2 & 3. Election of Directors of Maiden Holdings, Ltd. and authorization of the election of Directors of Maiden Reinsurance Ltd. and authorization of the election of Directors of Maiden Global Holdings, Ltd.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

Maiden Holdings, Ltd.(1-5)
- ○ (1) Barry D. Zyskind
- ○ (2) Simcha G. Lyons
- ○ (3) Raymond M. Neff
- ○ (4) Yehuda L. Neuberger
- ○ (5) Steven H. Nigro

Maiden Global Holdings, Ltd. (11-15)
- ○ (11) Patrick J. Haveron
- ○ (12) Lawrence F. Metz
- ○ (13) Arturo M. Raschbaum
- ○ (14) Maxwell Reid
- ○ (15) Karen L. Schmitt

Maiden Reinsurance Ltd. (6-10)
- ○ (6) Patrick J. Haveron
- ○ (7) David A. Lamneck
- ○ (8) Lawrence F. Metz
- ○ (9) Arturo M. Raschbaum
- ○ (10) Karen L. Schmitt

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
4. Appointment of BDO USA, LLP as Maiden Holdings, Ltd.'s and BDO LLP as Maiden Global Holdings, Ltd.'s independent registered public accounting firm for the 2015 fiscal year, and Arthur Morris and Company Limited as Maiden Reinsurance Ltd.'s independent public accounting firm for the 2015 fiscal year.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual General Meeting and any adjournment, postponement or continuation thereof.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

MAIDEN HOLDINGS, LTD.

Annual General Meeting of Shareholders to be held April 28, 2015

This proxy is solicited on behalf of the Board of Directors

You are encouraged to specify your choices by marking the appropriate boxes. Properly executed proxies will be voted as marked and, if not marked, proxies received will be voted (1) "FOR" the election of the five directors of Maiden Holdings, Ltd. (the "Company") to serve until the 2016 Annual General Meeting; (2) "FOR" the election of the five directors of Maiden Reinsurance Ltd. ("Maiden Reinsurance") to serve until the next annual general meeting of the shareholders of Maiden Reinsurance; (3) "FOR" the election of the five directors of Maiden Global Holdings, Ltd. ("Maiden Global") to serve until the next annual general meeting of the shareholders of Maiden Global; and (4) "FOR" the appointment of BDO USA, LLP as the Company's and BDO LLP as Maiden Global's independent registered public accounting firm for the 2015 fiscal year, and "FOR" the appointment of Arthur Morris and Company Limited as Maiden Reinsurance's independent public accounting firm for the 2015 fiscal year.

The undersigned hereby appoints each of Barry D. Zyskind and Arturo M. Raschbaum as proxies of the undersigned, with full power of substitution, to vote all of the shares of the Company that the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Company's headquarters, Maiden House, 131 Front Street, Hamilton HM12, Bermuda, on April 28, 2015 at 3:00 p.m. (local time), and at any adjournment, postponement or continuation thereof; and hereby directs that this proxy be voted in accordance with the instructions herein and in the proxies' discretion on any other matters that may properly come before the meeting.

Please date, sign and promptly mail in the self-addressed return envelope. Please indicate, following your signature, if you are signing in a representative capacity. If shares are held jointly, both owners must sign.

(Continued and to be signed on the reverse side)

1.1 14475